Contacts:	Investors:
Anna Marie Dunlap SVP Investor & Corporate Communications Corinthian Colleges, Inc. 714-424-2678

Media:
Robert Jaffe Pondel Wilkinson, Inc. 310-279-5969

CORINTHIAN COLLEGES REVIEWING
HISTORIC STOCK OPTION GRANTS

SANTA ANA, California, July 12, 2006 — Corinthian Colleges, Inc. (NASDAQ: COCO) has begun a voluntary internal review of its historic stock option grants, dating back to the Company’s initial public offering in 1999. Corinthian initiated its review following extensive news coverage and analyst reports about the option granting practices of numerous companies.

Corinthian’s board has established a special committee of independent directors to review these matters and take any action deemed appropriate. The special committee has retained independent counsel to assist with its review. In addition, Corinthian has informed the Securities and Exchange Commission of its review.  The Company will provide a public statement after the review is completed.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 97 schools in 25 states in the U.S. and 34 schools in seven provinces in Canada. The Company’s mission is to help students prepare for careers that are in demand or advance in their chosen career. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of fields, including healthcare, business, criminal justice, transportation maintenance, trades and technology.